UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2018

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 24, 2018, Nuo Therapeutics, Inc. (“Nuo” or the “Company”), entered into an Agreement for Sale of Intellectual Property (the “IP Sale Agreement”) and a License and Service Agreement (the “Service Agreement” and collectively the “Agreements”) with Rohto Pharmaceutical Co., Ltd., Inc. (“Rohto”).

Background

As previously disclosed, in January 2015 the Company granted to Rohto a royalty bearing, nontransferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property for the development, import, use, manufacturing, marketing, sale and distribution for all wound care and topical dermatology applications of the Aurix System and related intellectual property and know-how in human and veterinary medicine in Japan in exchange for an upfront payment from Rohto of $3.0 million. The related agreement (the “Exclusive License and Distribution Agreement”) also contemplates additional royalty payments as described below and an additional future cash payment if and when the pricing event has occurred as described below. In connection with and effective as of the entering into the Exclusive License and Distribution Agreement, we amended an existing licensing and distribution agreement with Millennia Holdings, Inc. (“Millennia”) to terminate it and allow us to transfer the exclusivity rights from Millennia to Rohto. In connection with this amendment we paid a one-time, non-refundable fee of $1.5 million to Millennia upon our receipt of the $3.0 million upfront payment from Rohto, and we are required to make certain future payments to Millennia if we receive the milestone payment from Rohto as well as future royalty payments based upon net sales in Japan.  The Millennia agreement, as amended, specifies that it automatically terminates upon termination of the Exclusive License and Distribution Agreement.

As previously disclosed, on May 28, 2018, the Company entered into an amendment (the “Amendment”) to the Exclusive License and Distribution Agreement, reflecting the following material revisions:

●

The milestone payment that Rohto was obligated to make upon achievement of the pricing event was reduced from $1,000,000 to $300,000, and the definition of the pricing event was expanded to include a second trigger. As a result of the Amendment, the pricing event occurs on the earlier of (a) achievement of the National Health Insurance system (“NHI”) reimbursement price for the licensed product in Japan and (b) achievement of NHI reimbursement for the treatment by treating clinicians of patients using the licensed product in Japan in the field of use.

●

The royalty payment structure was amended. Previously, the royalty was 9% of net sales. This was amended to provide that the royalty would be 9% of net sales so long as Rohto uses any Nuo patent, and 5% of net sales if Rohto does not use any Nuo patent and in certain other circumstances described in the Amendment. The royalty payment obligation expires at the later of December 31, 2029 or the expiration of the relevant Nuo patent. The two relevant patents have expiration dates in 2019 and 2032.

The Exclusive License and Distribution Agreement, as so amended, is referred to herein as the “Amended License and Distribution Agreement.”

The October 2018 Agreements

The IP Sale Agreement provides for the sale to Rohto of the intellectual property under license pursuant to the Amended License and Distribution Agreement (consisting of two Nuo patents in Japan, Nuo know-how in Japan and trademarks for Aurix and AutoloGel in Japan). The IP Sale Agreement provides that, upon the completion of such transfers and payments, the Amended License and Distribution Agreement will be terminated. Under the IP Sale Agreement, Nuo is subject to a five-year non-compete in Japan.

Under the Service Agreement, Nuo agreed to the sale of a patent application in Brazil, the grant of a royalty free license to Nuo know how in the Field of Use in Brazil and India, and the grant of a royalty-free non-exclusive license to the use of Nuo’s device patent in the Field of Use in the United States, Canada and Mexico. The latter license becomes effective if and only if Nuo ceases its business with respect to the Aurix System or grants a non-exclusive license to a third party to use the device patent in the Field of Use in the United States, Canada and Mexico. The “Field of Use” is defined as the use of the Aurix System and the modified medical device being developed by Rohto under the Japan patents sold to Rohto for all wound care and topical dermatology applications in human and animal medicine. Under the Service Agreement, Nuo is subject to a non-compete in Brazil and India.

The aggregate consideration receivable by Nuo under the Agreements is $750,000, with $500,000 due by November 8, 2018 and the balance due within 15 days of the delivery by Nuo of the executed documents necessary to effect the transfer of the relevant intellectual property rights to Rohto.

The above description of the Agreements does not purport to be complete and is qualified in its entirety by the full text, attached as Exhibits 10.1 and 10.2, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Agreement for Sale of Intellectual Property between Nuo Therapeutics, Inc. and Rohto Pharmaceutical Co., Ltd.

10.2	License and Service Agreement between Nuo Therapeutics, Inc. and Rohto Pharmaceutical Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Chief Executive Officer and Chief Financial Officer

Date: October 26, 2018